Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-198735

Prospectus Supplement to Prospectus dated September 15, 2014.

$2,000,000,000 The Goldman Sachs Group, Inc. 4.25% Subordinated Notes due 2025

The Goldman Sachs Group, Inc. will pay interest on the subordinated notes at a rate of 4.25% per annum on April 21 and October 21 of each year. The first such payment will be made on April 21, 2016. The subordinated notes will mature on the stated maturity date, October 21, 2025. If The Goldman Sachs Group, Inc. becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, The Goldman Sachs Group, Inc. may redeem the subordinated notes before their stated maturity at a price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The subordinated notes are unsecured and rank junior in right of payment to The Goldman Sachs Group, Inc.’s senior debt. Holders of the unsecured notes may accelerate the maturity of the subordinated notes only upon The Goldman Sachs Group, Inc.’s bankruptcy, insolvency, or reorganization, and not as a result of The Goldman Sachs Group, Inc.’s failure to pay interest or principal when due or upon the occurrence of another event of default.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The subordinated notes have been registered under the Securities Act of 1933 solely for the purpose of sales in the United States; they have not been and will not be registered for the purpose of any sales outside the United States.

The subordinated notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Subordinated Note	Total
Initial price to public	99.300%	$1,986,000,000
Underwriting discount	0.450%	$9,000,000
Proceeds, before expenses, to The Goldman Sachs Group, Inc.	98.850%	$1,977,000,000

The initial price to public set forth above does not include accrued interest, if any. Interest on the subordinated notes will accrue from October 21, 2015 and must be paid by the purchaser if the subordinated notes are delivered after October 21, 2015.

The underwriters expect to deliver the subordinated notes through the facilities of The Depository Trust Company against payment in New York, New York on October 21, 2015.

The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in the initial sale of the subordinated notes. In addition, Goldman, Sachs & Co. or any other affiliate of The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in a market-making transaction in the subordinated notes after their initial sale, and unless they inform the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used by them in a market-making transaction.

Goldman, Sachs & Co.

ABN AMRO	BBVA Securities
BNY Mellon Capital Markets, LLC	Capital One Securities
Commerzbank	DBS Bank Ltd.
Fifth Third Securities	ING
KeyBanc Capital Markets	Lloyds Securities
Mizuho Securities	Natixis
PNC Capital Markets LLC	RBC Capital Markets
RBS	Santander
Scotiabank	SMBC Nikko
Standard Chartered Bank	SunTrust Robinson Humphrey
TD Securities	US Bancorp
Drexel Hamilton	Loop Capital Markets
Mischler Financial Group, Inc.	Siebert Capital Markets

Prospectus Supplement dated October 16, 2015.

Prospectus Supplement

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This prospectus supplement and the accompanying prospectus is an offer to sell only the subordinated notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

SPECIFIC TERMS OF THE SUBORDINATED NOTES

Please note that throughout this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to “holders” mean The Depository Trust Company (“DTC”) or its nominee and not indirect owners who own beneficial interests in subordinated notes through participants in DTC. Please review the special considerations that apply to indirect owners in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The subordinated notes will be a series of subordinated debt securities issued under our subordinated debt indenture dated as of February 20, 2004 between us and The Bank of New York Mellon, as trustee, as supplemented by the ninth supplemental subordinated debt indenture thereto, dated as of May 20, 2015, as described below under “Additional Information about the Subordinated Notes.” We refer to the securities issued under the subordinated debt indenture as the subordinated debt securities. This prospectus supplement summarizes specific financial and other terms that will apply to the subordinated notes; terms that apply generally to all of our debt securities are described in “Description of Debt Securities We May Offer” in the accompanying prospectus dated September 15, 2014. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Holders of the subordinated notes may be fully subordinated to interests held by the U.S. government or other creditors in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.

Terms of the Subordinated Notes

The specific terms of this series of subordinated notes we are offering will be as follows:

•	Title of the subordinated notes: 4.25% Subordinated Notes due 2025

•	Issuer of the subordinated notes: The Goldman Sachs Group, Inc.

•	Total principal amount being issued: $2,000,000,000

•	Initial price to public: 99.300% of the principal amount

•	Underwriting discount: 0.450% of the principal amount

•	Issue date: October 21, 2015

•	Stated maturity: October 21, 2025

•	Interest rate: 4.25% per annum

•	Date interest starts accruing: October 21, 2015

•	Due dates for interest: Every April 21 and October 21

•	First due date for interest: April 21, 2016

•

Regular record dates for interest: For interest due on an interest payment date, the day immediately prior to the day on which the payment is to be made (as such payment day may be adjusted under the applicable business day convention specified below)

•	Day count convention: 30/360 (ISDA)

•	Denomination: $2,000 and integral multiples of $1,000 thereafter, subject to a minimum denomination of $2,000

•	Business day: New York

•

Business day convention: Following unadjusted, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Day Conventions”

•	Defeasance: The subordinated notes are not subject to defeasance or covenant defeasance by us

•

Additional amounts: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payment to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment of Additional Amounts.”

•

Tax Redemption: We will have the option to redeem the subordinated notes before they mature (at par plus accrued and unpaid interest) if we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax redemption”. For purposes of the first paragraph under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax redemption”, the specified date (on or after which any such changes that may occur will give rise to our redemption right) is October 16, 2015.

•

No other redemption: We will not be permitted to redeem the subordinated notes before their stated maturity, except as described above. The subordinated notes will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your note.

•	Repayment at option of holder: None

•

Subordination: The subordinated notes will be junior in right of payment to all of our senior debt. This means, among other things, that we will not be permitted to pay interest, principal or any other amount on the subordinated notes (including upon redemption) if a default under our senior debt has occurred and is continuing, until all the amounts owing on our senior debt have been paid in full. As described further under “Additional Information about the Subordinated Notes — Subordination Provisions”, the ninth supplemental subordinated indenture to our subordinated debt indenture defines “senior debt” to include (i) all indebtedness and obligations of, or guaranteed or assumed by, The Goldman Sachs Group, Inc. that are for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether existing now or in the future, (ii) obligations of The Goldman Sachs Group, Inc. that are similar to those in clause (i) above and arise from off-balance sheet guarantees and direct credit substitutes, and (iii) all obligations of The Goldman Sachs Group, Inc. associated with derivative products such as interest rate and foreign exchange contracts, commodity contracts and similar arrangements. As of December 31, 2014, The Goldman Sachs Group, Inc. had outstanding $170.8 billion of senior borrowings. “Senior debt” also includes similar obligations arising from off-balance sheet guarantees and direct credit substitutes, and obligations for claims in respect of derivative products, which are not included in such amount. For additional information about such other obligations, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Our subordinated debt indenture does not limit the amount of additional senior debt we may incur.

•

Limited Events of Default; No Acceleration: The events of default under the subordinated notes will be limited to our filing for bankruptcy or the occurrence of other events of bankruptcy, insolvency or reorganization relating to The Goldman Sachs Group, Inc. The payment of principal of the subordinated notes may be accelerated only in certain events involving our bankruptcy, insolvency or reorganization (but not the bankruptcy, insolvency or reorganization of any of our subsidiaries). There will be no right of acceleration of the payment of principal of the subordinated notes upon a default in the payment of principal, interest or any other amount (including upon redemption) on the subordinated notes or in the performance of any of our covenants or agreements contained in the subordinated notes or in our subordinated debt indenture. No such payment or performance default will result in an event of default under the subordinated notes or permit any holders or the trustee to take action to enforce the subordinated notes or the subordinated debt indenture, except that a holder will be entitled at any time to bring a lawsuit for the payment of money due on the subordinated notes of such holder. The foregoing supersedes the information in “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” in the accompanying prospectus.

•	CUSIP No.: 38141GVR2

•	ISIN No.: US38141GVR28

•	FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

United States Federal Income Tax Consequences

Please see the discussion under “United States Taxation” in the accompanying prospectus.

ADDITIONAL INFORMATION ABOUT THE SUBORDINATED NOTES

Subordination Provisions

The subordinated notes will be subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt including all debt securities we have issued and will issue under either of our senior debt indentures and all warrants we will issue under the warrant indenture.

The ninth supplemental subordinated debt indenture to the subordinated debt indenture defines “senior debt” as (i) all indebtedness and obligations of, or guaranteed or assumed by, The Goldman Sachs Group, Inc. that are for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether existing now or in the future, (ii) obligations of The Goldman Sachs Group, Inc. that are similar to those in clause (i) above and arise from off-balance sheet guarantees and direct credit substitutes, and (iii) all obligations of The Goldman Sachs Group, Inc. associated with derivative products such as interest rate and foreign exchange contracts, commodity contracts and similar arrangements, and, in each case, all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind. Senior debt excludes the subordinated debt securities, including the subordinated notes offered hereby, and any other indebtedness or obligations specifically designated as being subordinate, or not superior, in right of payment to the subordinated debt securities.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of the subordinated notes in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•

(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

Holders of the subordinated notes may be fully subordinated to interests held by the U.S. government or other creditors in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

The subordinated debt indenture allows the holders of senior debt to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

The foregoing supersedes the information in “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” in the accompanying prospectus.

Redemption

Tax Redemption

We will have the option to redeem the subordinated notes before they mature (at par plus accrued and unpaid interest) if we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax redemption”. For purposes of the first paragraph under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax redemption”, the specified date (on or after which any such changes that may occur will give rise to our redemption right) is October 16, 2015.

Prior Federal Reserve Approval

Our ability to exercise the option to redeem the subordinated notes prior to their maturity date, in the circumstance described above, is subject to our first having received prior approval of the Board of Governors of the Federal Reserve System to redeem the subordinated notes.

Book-Entry System

We will issue the subordinated notes as global notes registered in the name of DTC, or its nominee. The sale of the subordinated notes will settle in immediately available funds through DTC. You will not be permitted to withdraw the subordinated notes from DTC except in the limited situations described in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance — What Is a Global Security? — Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”.

Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for additional information about indirect ownership of interests in the subordinated notes.

Our Relationship With the Trustee

An affiliate of the trustee under our subordinated debt indenture is acting as an underwriter in this offering. For additional information, see “Description of Debt Securities We May Offer — Our Relationship With the Trustee” in the accompanying prospectus.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the subordinated notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the subordinated notes are acquired by or on behalf of a Plan unless those subordinated notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the subordinated notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the subordinated notes, (b) none of the purchase, holding or disposition of the subordinated notes or the exercise of any rights related to the subordinated notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA (or any regulations thereunder) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the subordinated notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the subordinated notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the subordinated notes and the transactions contemplated with respect to the subordinated notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the subordinated notes described in this prospectus supplement and accompanying prospectus, you should consult your legal counsel.

VALIDITY OF THE SUBORDINATED NOTES

The validity of the subordinated notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent The Goldman Sachs Group, Inc. on a regular basis and in a variety of matters, including offerings of our common stock, preferred stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the subordinated notes described in this prospectus supplement.

EXPERTS

The financial statements of The Goldman Sachs Group, Inc. incorporated herein by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical income statement data, balance sheet data and common share data set forth in “Selected Financial Data” as of and for the years ended December 31, 2014, December 31, 2013, December 31, 2012, December 31, 2011 and December 31, 2010 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

REVIEW OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

With respect to the unaudited condensed consolidated financial statements of The Goldman Sachs Group, Inc. for (i) the three month periods ended March 31, 2015 and 2014, and (ii) the three month and six month periods ended June 30, 2015 and June 30, 2014, incorporated herein by reference to the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 4, 2015 and July 31, 2015, incorporated by reference in this prospectus supplement state that they did not audit and they do not express an opinion on that unaudited condensed consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated financial statements because those reports are not a “report” or a “part” of the registration statements prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the subordinated notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of subordinated notes indicated in the following table:

Underwriters	Principal Amount of Subordinated Notes
Goldman, Sachs & Co.	$1,520,000,000
ABN AMRO Securities (USA) LLC	20,000,000
BBVA Securities Inc.	20,000,000
BNY Mellon Capital Markets, LLC	20,000,000
Capital One Securities, Inc.	20,000,000
Commerz Markets LLC	20,000,000
DBS Bank Ltd.	20,000,000
Fifth Third Securities, Inc.	20,000,000
ING Financial Markets LLC	20,000,000
KeyBanc Capital Markets Inc.	20,000,000
Lloyds Securities Inc.	20,000,000
Mizuho Securities USA Inc.	20,000,000
Natixis Securities Americas LLC	20,000,000
PNC Capital Markets LLC	20,000,000
RBC Capital Markets, LLC	20,000,000
RBS Securities Inc.	20,000,000
Santander Investment Securities Inc.	20,000,000
Scotia Capital (USA) Inc.	20,000,000
SMBC Nikko Securities America, Inc.	20,000,000
Standard Chartered Bank	20,000,000
SunTrust Robinson Humphrey, Inc.	20,000,000
TD Securities (USA) LLC	20,000,000
U.S. Bancorp Investments, Inc.	20,000,000
Drexel Hamilton, LLC	10,000,000
Loop Capital Markets, LLC	10,000,000
Mischler Financial Group, Inc.	10,000,000
Siebert Brandford Shank & Co., L.L.C.	10,000,000

Total	$2,000,000,000

The underwriters are committed to take and pay for all of the subordinated notes being offered, if any are taken.

The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters by us.

Per $1,000 note	$4.50
Total	$9,000,000

The subordinated notes sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any subordinated notes sold by the underwriters to securities dealers may be sold at a discount from the initial price to public of up to 0.270% of the principal amount of the subordinated notes. Any such securities dealers may resell any subordinated notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial price to public of up to 0.150% of the principal amount of the subordinated notes. If all the subordinated notes are not sold at the initial price to public, the underwriters may change the initial price to public and the other selling terms. The offering of the subordinated notes by the underwriters is subject to their receipt and acceptance of the subordinated notes and subject to their right to reject any order in whole or in part.

The underwriters intend to offer the subordinated notes for sale in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the subordinated notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents. This prospectus supplement may be used by the underwriters and other dealers in connection with offers and sales of subordinated notes made in the United States, including offers and sales in the United States of subordinated notes initially sold outside the United States. The subordinated notes have not been, and will not be, registered under the Securities Act of 1933 for the purpose of offers or sales outside the United States.

The subordinated notes are a new issue of securities with no established trading market. We have been advised by Goldman, Sachs & Co. and Goldman Sachs International that they intend to make a market in the subordinated notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman, Sachs & Co. or Goldman Sachs International nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the subordinated notes.

Please note that the information about the original issue date, original price to public and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the subordinated notes. If you have purchased a subordinated note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Each underwriter has represented and agreed that it will not offer or sell the subordinated notes in the United States or to United States persons except if such offers or sales are made by or through Financial Industry Regulatory Authority, Inc. (“FINRA”) member broker-dealers, as permitted by FINRA regulations.

Each underwriter has represented and agreed that:

(a)

in relation to any subordinated notes that have a maturity of less than one year (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any subordinated notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the subordinated notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by us;

(b)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of such subordinated notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)	it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the subordinated notes in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of subordinated notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such subordinated notes may be made to the public in that Relevant Member State:

a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b)

at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

c)

at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of subordinated notes referred to above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any subordinated notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the subordinated notes to be offered so as to enable an investor to decide to purchase or subscribe the subordinated notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus supplement does not constitute a “prospectus” (as defined in section 2(1) of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong)) (the “Companies (Winding Up and Miscellaneous Provisions) Ordinance”), nor is it an advertisement, invitation or document containing an advertisement or invitation falling within the meaning of section 103 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “Securities and Futures Ordinance”). The subordinated notes (except for subordinated notes which are a “structured product” as defined in the Securities and Futures Ordinance) may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the subordinated notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to subordinated notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder. This prospectus supplement is for distribution in Hong Kong only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the subordinated notes may not be circulated or distributed, nor may the subordinated notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of

Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the subordinated notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferred except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the subordinated notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the subordinated notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA, (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The subordinated notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the subordinated notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus or by subscribing to the subordinated notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the subordinated notes.

With respect to sales of the subordinated notes in Canada, the subordinated notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103

Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the subordinated notes in Canada must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $285,000.

The Goldman Sachs Group, Inc. has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for The Goldman Sachs Group, Inc. or its affiliates, for which they received or will receive customary fees and expenses.

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering of subordinated notes within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of The Goldman Sachs Group, Inc.

$2,000,000,000

The Goldman Sachs Group, Inc.

4.25% Subordinated Notes due 2025

Goldman, Sachs & Co.

ABN AMRO

BBVA Securities

BNY Mellon Capital Markets, LLC

Capital One Securities

Commerzbank

DBS Bank Ltd.

Fifth Third Securities

ING

KeyBanc Capital Markets

Lloyds Securities

Mizuho Securities

Natixis

PNC Capital Markets LLC

RBC Capital Markets

RBS

Santander

Scotiabank

SMBC Nikko

Standard Chartered Bank

SunTrust Robinson Humphrey

TD Securities

US Bancorp

Drexel Hamilton

Loop Capital Markets

Mischler Financial Group, Inc.

Siebert Capital Markets